EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-25477, 333-109702, and 333-150641)  and Form S-8 (Nos. 333-85394, 333-139554, 333-153842, 333-168767 and 333-184952) of BioClinica, Inc. of our report dated February 22, 2013 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 22, 2013